July 21, 2004                              Mr. Richard G. Spencer
                                           President and Chief Executive Officer
                                           (412) 367-3300
                                           E-mail: rspencer@fidelitybank-pa.com



                        FIDELITY BANCORP, INC. ANNOUNCES
                        --------------------------------
                        INCREASED THIRD QUARTER EARNINGS
                        --------------------------------
                           AND QUARTERLY CASH DIVIDEND
                           ---------------------------


PITTSBURGH, PA -- July 21, 2004 - Fidelity Bancorp, Inc. of Pittsburgh, Pennsylvania (NASDAQ: FSBI), the holding company for Fidelity Bank today announced that earnings for the three-month period ending June 30, 2004 increased 11.5% over the prior year. Net income for the period was $1.11 million or $.40 per share (diluted), compared to $999,000 or $.33 per share (diluted) in the prior year quarter. The Company's annualized return on average assets was ..70% and return on average equity was 11.01% compared to .64% and 9.00% respectively, for the same period in the prior year. For the nine-month period ending June 30, 2004, net income was $3.28 million, or $1.17 per share (diluted), compared to $2.85 million or $.96 per share (diluted) in the prior year period. Annualized return on assets was .70% and return on equity was 10.80% for the fiscal 2004 period, compared to .61% and 8.68%, respectively, for the same period in the prior year.

Fiscal 2003 results include, as a component of interest expense, the first quarter write-off of $599,000 in unamortized issuance costs related to $10,250,000 of 9.75% trust preferred securities that were called by the Company on November 4, 2002. The 9.75% trust preferred securities were redeemed with the proceeds from a September 2002 offering of $10,000,000 of floating rate trust preferred securities that bore an initial rate of 5.22% through December 26, 2002, and which adjust quarterly thereafter at a rate of 3-Month LIBOR plus 3.40%. The floating rate trust preferred securities' current rate is 4.99%. The 9.75% trust preferred securities were called by the Company and replaced by the floating rate trust preferred securities primarily to take advantage of the current low interest rate environment

Net interest income before provision for loan losses increased $281,000 or 9.1% to $3.38 million for the three-month period ending June 30, 2004, compared to $3.10 million in the prior year period. For the nine months ended June 30, 2004, net interest income before provision for loan losses increased $655,000 or 7.1% to $9.91 million, compared to $9.25 million in the prior year period. The increase for both the three-month and nine-month periods ended June 30, 2004 primarily reflects an improved spread.

The provision for loan losses was $75,000 for both the quarters ended June 30, 2004 and 2003, and decreased to $200,000 for the nine-months ended June 30, 2004, compared to $480,000 in the prior year period. The decrease for the nine-month period primarily results from the write-off of a $300,000 commercial business loan during the prior year period. Non-performing loans and foreclosed real estate were .80% of total assets at June 30, 2004, and the allowance for loan losses was 68.9% of non-performing loans at that date.

Other income decreased $80,000 or 8.2% to $900,000 for the quarter ended June 30, 2004 compared to $980,000 for the same period last year. For the nine months ended June 30, 2004, other income was $2.935 million, compared to $2.944 million in the prior year period. The decrease for the current quarter primarily relates to decreased gains on the sale of investment securities of $50,000, decreased gains on the sale of loans of $132,000 and decreased loan service charges and fees of $47,000. Partially offsetting these decreases were increases in deposit service charges and fees of $47,000 and other income of $102,000. The results for the nine-month period ended June 30, 2004 were essentially unchanged. Increases in individual categories included gains on the sale of investment securities of $71,000, deposit service charges and fees of $118,000 and other income of $215,000. Decreases included decreases in gains on the sale of loans of $302,000 and decreased loan service charges and fees of $111,000.

Operating expenses for the quarter ended June 30, 2004, increased $158,000 or 5.8% to $2.88 million compared to $2.72 million for the comparable prior year period. For the nine-month period in this fiscal year, operating expenses increased $613,000 or 7.6% to $8.66 million, compared to $8.05 million in the prior year period. The operating expense increase for the three-month period ended June 30, 2004 primarily relates to increased compensation and benefits expense of $166,000. The operating expense increase for the nine-month period ended June 30, 2004 primarily relates to increased compensation and benefits expense of $392,000, increased occupancy and equipment expense of $35,000, increased depreciation expense of $34,000 and increased loss on foreclosed real estate of $134,000. Fiscal 2004 results include the full-year operation of the Troy Hill branch, which was acquired on December 31, 2002, and the Cranberry branch, which was opened in April 2003.

Provision for income taxes decreased $72,000 or 24.8% to $218,000 for the quarter ended June 30, 2004 compared to $290,000 for same period last year. For the nine months ended June 30, 2004, the provision for income taxes decreased $120,000 or 14.6% to $702,000 compared to $822,000 for the same period last year. The decrease in both periods is attributed to a lower effective tax rate, partially offset by higher pre-tax income. The effective tax rates for the three month periods ended June 30, 2004 and 2003 were approximately 16.4% and 22.5%, respectively. The effective tax rates for the nine month periods ended June 30, 2004 and 2003 were approximately 17.6% and 22.4%, respectively.

Total assets were $635.7 million at June 30, 2004, an increase of $18.0 million or 2.9% compared to September 30, 2003, and an increase of $8.3 million or 1.3% compared to June 30, 2003. Net loans outstanding increased $19.2 million or 7.3% to $283.6 million at June 30, 2004 as compared to September 30, 2003, and increased $7.8 million or 2.8% as compared to June 30, 2003. Deposits increased $885,000 to $367.0 million at June 30, 2004 as compared to September 30, 2003, and increased $1.2 million as compared to June 30, 2003. Short-term borrowings increased $23.9 million to $62.0 million at June 30, 2004 as compared to September 30, 2003, and increased $39.0 million as compared to June 30, 2003. Long-term debt decreased $10.3 million at June 30, 2004 as compared to September 30, 2003, and decreased $20.3 million as compared to June 30, 2003. Stockholders' equity was $39.9 million at June 30, 2004, compared to $40.2 million at September 30, 2003 and $42.8 million at June 30, 2003.

Prior to the second quarter, Fidelity presented "Guaranteed preferred beneficial interest in Company's debentures" on its balance sheet, which was the trust preferred securities being consolidated in Fidelity's balance sheet. With the adoption of Financial Accounting Standards Board Interpretation No. 46 ("FIN 46"), the subsidiary trust, FB Statutory Trust II, is no longer consolidated, and as a result, the balance sheet now presents junior subordinated debt on its balance sheet ("Subordinated Notes Payable") and the related interest expense is included as a component of interest expense on Fidelity's Income Statement.

On December 31, 2002, Fidelity completed the acquisition of First Pennsylvania Savings Association. In connection with the acquisition, Fidelity sold approximately 89,600 shares at $17.52 per share of its common stock to First Pennsylvania members, Fidelity stockholders and certain members of the community. Fidelity acquired loans with a fair value of approximately $6.8 million, investment and mortgage-backed securities with a fair value of approximately $11.8 million, deposits with a fair value of approximately $12.3 million and Federal Home Loan Bank Advances with a fair value of approximately $13.9 million in the transaction.

Commenting on the Company's performance, Richard G. Spencer, President and Chief Executive Officer said, "Third quarter results were positive with net income up 12% over the prior year period. While interest rates remained low by historical standards, a stronger economy has begun to move rates up which has led to a slowdown in refinancing, but has given us a slight increase in net interest margins. We continue to be optimistic that an improving economy will provide additional opportunities for the Company."

COMMON STOCK DIVIDEND

The Board of Directors of Fidelity Bancorp, Inc. yesterday declared a quarterly cash dividend of $.12 per share on the Company's common stock. The dividend is payable August 27, 2004 to stockholders of record August 13, 2004. This represents the 64th uninterrupted quarterly cash dividend paid to stockholders.

The Company's filings with the Securities and Exchange Commission are available on-line through the Company's Internet website at www.fidelitybancorp-pa.com.
                                                  --------------------------

Fidelity   Bancorp,   Inc.  is  the  holding   company  for  Fidelity   Bank,  a
Pennsylvania-chartered, FDIC-insured savings bank conducting business through thirteen offices in Allegheny and Butler counties.

Statements contained in this news release which are not historical facts are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by Fidelity Bancorp, Inc. with the Securities and Exchange Commission from time to time.

Fidelity Bancorp, Inc. and Subsidiaries
Income Statement for the Three and Six Months Ended
June 30, 2004 and 2003 - Unaudited
(In thousands, except per share data)
                                          Three Months Ended   Nine Months Ended
                                          ------------------   -----------------
                                               June 30,            June 30,
                                               --------            --------

                                              2004      2003      2004      2003
                                              ----      ----      ----      ----
Interest income:
   Loans                                   $ 4,325   $ 5,037   $12,996   $16,089
   Mortgage-backed securities                1,121     1,162     3,219     3,789
   Investment securities                     1,866     1,730     5,735     5,161
   Deposits with other institutions              1        11         2        80
                                           -------   -------   -------   -------
      Total interest income                  7,313     7,940    21,952    25,119
                                           -------   -------   -------   -------

Interest expense:
   Savings deposits                          1,848     2,219     5,800     6,982
   Borrowed funds                            1,961     2,493     5,880     7,796
   Subordinated debt                           121       126       365     1,089
                                           -------   -------   -------   -------
      Total interest expense                 3,930     4,838    12,045    15,867
                                           -------   -------   -------   -------

Net interest income before provision
   for loan losses                           3,383     3,102     9,907     9,252
Provision for loan losses                       75        75       200       480
                                           -------   -------   -------   -------
Net interest income after provision
   for loan losses                           3,308     3,027     9,707     8,772
                                           -------   -------   -------   -------
Other income:
   Loan service charges and fees               113       160       283       394
   Gain (loss) on sale of investment
      and mortgage-backed securities            67       117       576       505
   Gain on sale of loans                        13       145        41       343
   Deposit service charges and fees            352       305     1,022       904
   Other operating income                      355       253     1,013       798
                                           -------   -------   -------   -------
      Total other income                       900       980     2,935     2,944
                                           -------   -------   -------   -------

Operating expenses:
   Compensation and benefits                 1,812     1,646     5,334     4,942
   Office occupancy and equipment              251       263       759       724
   Depreciation and amortization               186       195       573       539
   Federal insurance premiums                   13         9        41        38
   (Gain)loss on real estate owned, net         33         7       146        12
   Intangible amortization                      13        14        39        36
   Other operating expenses                    568       584     1,767     1,755
                                           -------   -------   -------   -------
      Total operating expenses               2,876     2,718     8,659     8,046
                                           -------   -------   -------   -------

Income before income tax provision           1,332     1,289     3,983     3,670
Income tax provision                           218       290       702       822
                                           -------   -------   -------   -------
Net income                                 $ 1,114   $   999   $ 3,281   $ 2,848
                                           =======   =======   =======   =======

Basic earnings per share (1)               $  0.42   $  0.35   $  1.23   $  0.99
Diluted earnings per share (1)             $  0.40   $  0.33   $  1.17   $  0.96

(1) Per share earnings have been restated to reflect the 10% stock dividends paid in May 2004 and May 2003.

Balance Sheets - Unaudited
(In thousands, except share data)


                                                        June 30, 2004       Sept. 30, 2003        June 30, 2003
                                                        -------------       --------------        -------------
Assets:
   Cash and due from depository institutions              $   9,820            $   7,662            $  15,394
   Interest-earning demand deposits                             466                  330                  587
   Securities available-for-sale                            186,276              192,429              189,630
   Securities held-to-maturity                              122,048              119,962              112,892
   Loans receivable, net                                    283,588              264,412              275,800
   Loans held-for-sale                                            -                  286                1,556
   Foreclosed real estate, net                                  864                  675                  475
   Federal Home Loan Bank stock, at cost                     11,156               10,447               10,297
   Accrued interest receivable                                3,297                3,408                3,161
   Office premises and equipment                              5,353                5,834                5,995
   Other assets                                              12,879               12,333               11,704
                                                          ---------            ---------            ---------
      Total assets                                        $ 635,747            $ 617,778            $ 627,491
                                                          =========            =========            =========

Liabilities and Stockholders' Equity:
Liabilities:
   Deposits                                               $ 367,011            $ 366,126            $ 365,816
   Short-term borrowings                                     61,994               38,101               22,978
   Long-term debt                                           142,408              152,708              162,738
   Subordinated notes payable                                10,310               10,310               10,310
   Securities sold under agreement to repurchase              7,391                5,943                6,231
   Advance payments by borrowers for taxes
      and insurance                                           2,883                1,179                3,249
   Securities purchased but not settled                           -                    -                9,757
   Other liabilities                                          3,893                3,216                3,623
                                                          ---------            ---------            ---------
      Total liabilities                                     595,890              577,583              584,702
                                                          ---------            ---------            ---------

Stockholders' equity:
   Common stock, $.01 par value per share,
       10,000,000 shares authorized, 3,147,266,
       3,085,820, and 3,065,175 shares issued                    31                   28                   28
   Treasury stock, 479,564, 419,641, and 277,961 shares      (8,527)              (7,192)              (4,330)
   Additional paid-in capital                                35,506               28,960               28,615
   Retained earnings                                         12,875               16,388               15,481
   Accumulated other comprehensive income,
      net of tax                                                (28)               2,011                2,995
                                                          ---------            ---------            ---------
      Total stockholders' equity                             39,857               40,195               42,789
                                                          ---------            ---------            ---------

      Total liabilities and stockholders' equity          $ 635,747            $ 617,778            $ 627,491
                                                          =========            =========            =========

(1) Shares have been restated to reflect the 10% stock dividends paid in May 2004 and May 2003.

Other Data:
                                          At or For the Three Month Period Ended
                                                         June 30,
                                                         --------

                                                 2004                2003
                                                 ----                ----

Annualized return on assets                     0.70%               0.64%
Annualized return on equity                    11.01%               9.00%
Equity to assets                                6.27%               6.82%
Interest rate spread (tax equivalent)           2.32%               2.14%
Net interest margin (tax equivalent)            2.39%               2.27%
Non-interest expense to average assets          1.81%               1.75%
Loan loss allowance to net loans                1.03%               1.10%
Non-performing loans and real estate
  owned to total assets at end-of-period        0.80%               0.50%

                                           At or For the Nine Month Period Ended
                                                         June 30,
                                                         --------

                                                 2004                2003
                                                 ----                ----

Annualized return on assets                     0.70%               0.61%
Annualized return on equity                    10.80%               8.68%
Equity to assets                                6.27%               6.82%
Interest rate spread (tax equivalent)           2.30%               2.12%
Net interest margin (tax equivalent)            2.37%               2.27%
Non-interest expense to average assets          1.84%               1.73%
Loan loss allowance to net loans                1.03%               1.10%
Non-performing loans and real estate
  owned to total assets at end-of-period        0.80%               0.50%


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